ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED AUGUST 4, 2010 AND

THE PROSPECTUS DATED MAY 11, 2009)

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-159111

AUGUST 4, 2010

AFLAC INCORPORATED

$300,000,000 3.45% SENIOR NOTES DUE 2015

$450,000,000 6.45% SENIOR NOTES DUE 2040

FINAL TERM SHEET

Dated August 4, 2010

Issuer:	Aflac Incorporated
Ratings*:	A2 / A- (negative / negative) (Moody’s / S&P)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	August 4, 2010
Settlement Date (T+3):	August 9, 2010
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman, Sachs & Co. (50%) J.P. Morgan Securities Inc. (50%)
Co-Managers:	None
Principal Amount:	$300,000,000 3.45% Notes due 2015 (the “2015 Notes”) $450,000,000 6.45% Notes due 2040 (the “2040 Notes”)
Public Offering Price:	99.926% of principal amount of the 2015 Notes 99.499% of principal amount of the 2040 Notes
Underwriting Discount:	0.60% of the 2015 Notes 0.875% of the 2040 Notes
Proceeds, Before Expenses:	$741,786,000
Maturity Date:	August 15, 2015 (2015 Notes) August 15, 2040 (2040 Notes)
Coupon:	3.45% (2015 Notes) 6.45% (2040 Notes)
Benchmark Treasury:	1.75% due July 31, 2015 (2015 Notes) 4.625% due February 15, 2040 (2040 Notes)
Spread to Benchmark:	+185 basis points (1.85%) (2015 Notes) +240 basis points (2.40%) (2040 Notes)
Treasury Yield:	1.616% (2015 Notes) 4.088% (2040 Notes)
Re-offer Yield:	3.466% (2015 Notes) 6.488% (2040 Notes)

Interest Payment Dates:	Semi-annually on February 15th and August 15th, commencing on February 15, 2011

Record Dates:	February 1st and August 1st of each year

Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 30 basis points in the case of the 2015 Notes and 35 basis points in the case of the 2040 Notes
CUSIP:	001055AE2 (2015 Notes) 001055AF9 (2040 Notes)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

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